Exhibit 99.1

Theriva™ Biologics Announces Results from VCN-01 Phase 1 Clinical Trial in Head and Neck Cancer Published in Clinical Cancer Research

– Prolonged overall survival (OS) was observed in heavily pre-treated refractory Head & Neck Squamous Cell Carcinoma (HNSCC) patients administered IV VCN-01 prior to the immune checkpoint inhibitor durvalumab –

– Pharmacokinetic, tissue biopsy, radiomic and transcriptomic results all support the proposed VCN-01 stroma-degrading and immune enhancing modes-of-action and resensitization of refractory tumors to durvalumab -

– Increased levels of PD-L1 positive T-cells and other biomarkers were found in patients after sequential administration of VCN-01 and durvalumab, consistent with reactivation of immune responses –

Rockville, MD, June 11, 2026 – Theriva™ Biologics, Inc. (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced that clinical and translational results from VCN-01’s Phase 1 clinical trial in Head & Neck Squamous Cell Carcinoma (HNSCC) were recently published on-line first in the journal Clinical Cancer Research. The article, titled “Phase I trial of intravenous VCN-01 oncolytic adenovirus and durvalumab in patients with head and neck metastatic squamous cell carcinoma refractory to immunotherapy”, can be read here.

“We are very excited to see Clinical Cancer Research share the VCN-01 results in immunotherapy-refractory metastatic HNSCC patients with the broad oncology community,” said Ricard Mesia (Catalan Institute of Oncology, ICO), expert on HNSCC and coordinating investigator in this study. “The trial demonstrates the ability of VCN-01 to resensitize tumors from these heavily pretreated patients to the immune checkpoint inhibitor durvalumab. Pharmacokinetic, tissue biopsy, radiomic and transcriptomic results from the study all support the VCN-01 stroma-degrading mode-of-action, being investigated to enhance tumor penetration by VCN-01 and coadministered therapies and enable/enhance an anti-tumor immune response. There are very few treatment options available to immunotherapy-refractory metastatic HNSCC patients, and the clinically impactful findings from this report encourage further clinical development of VCN-01 with immune checkpoint inhibitors or other immune modulating anticancer therapies.”

Data summary – VCN-01 Phase 1 clinical trial (NCT03799744) in metastatic, immunotherapy-refractory Head & Neck Squamous Cell Carcinoma (HNSCC)

The trial enrolled 20 adult patients with refractory or metastatic HNSCC, whose disease progressed despite previous therapies, including anti-PD-(L)1 immune checkpoint inhibitors. Six patients were enrolled into the concomitant Arm I LD of the study and were administered IV low dose VCN-01 (3.3E12 virus particles; LD) four hours prior to a fixed IV dose of durvalumab (1500 mg/q4w). Eight patients were enrolled into the sequential Arm II LD of the study, receiving low dose IV VCN-01 14 days prior to IV durvalumab administration. An additional six patients were entered into Arm II HD, receiving high dose IV VCN-01 (1.0E13 virus particles; HD) 14 days prior to IV durvalumab administration.

•	Median progression-free survival (PFS) was 1.6 months in Arm I LD, 3.7 months in Arm II LD, and 2.1 months in Arm II HD.
•	Median overall survival (OS) was 10.3 months in Arm I LD, 15.5 months in Arm II LD, and 17.3 months in Arm II HD.
•	Circulating levels of the stroma-degrading hyaluronidase enzyme PH20 (expressed during selective VCN-01 intratumoral replication) increased significantly after VCN-01 administration in all tested patients, peaking on day 3-8 for most patients and detectable until day 28 in 11 of 12 patients.
•	Similarly, VCN-01 viral genome levels detected in patient blood exhibited an initial peak immediately following administration and a secondary peak on day 3-8, consistent with continued viral replication in tumors followed by a return of virus to circulation.
•	Upregulation of CD8 and IDO was observed in tumor biopsy samples, consistent with increased tumor infiltration by activated cytotoxic T cells – historically associated with increased HNSCC patient survival. Diminished levels of FoxP3, CD25, and CTLA4 were also observed, consistent with a reduction in tumor Tregs and inhibition of tumor immunosuppression.
•	Tumor biopsies revealed upregulation of PD-1 and PD-L1 in most patients following VCN-01 administration that correlated with patient survival, suggesting that immune system activity and heightened PD-L1 expression in tumors contributed to the improved outcomes from VCN-01 and durvalumab combination.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company’s subsidiary Theriva Biologics, S.L., has been developing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead clinical-stage candidate is VCN-01 (zabilugene almadenorepvec), an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment. An exploratory clinical trial with SYN-004 (ribaxamase) in allogeneic hematopoietic cell transplant (HCT) recipients has completed 2 of 3 cohorts, with initiation of the third cohort dependent on additional funding. SYN-004 (ribaxamase) is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD). For more information, please visit Theriva™ Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the development of therapeutics designed to treat cancer and related diseases in areas of high unmet need; the ability of VCN-01 to resensitize tumors from these heavily pretreated patients to the immune checkpoint inhibitor durvalumab; pharmacokinetic, tissue biopsy, radiomic and transcriptomic results from the study supporting the VCN-01 stroma-degrading mode-of-action, being researched to enhance tumor penetration by VCN-01 and coadministered therapies and enable/enhance an anti-tumor immune response; the clinically impactful findings from the study report encouraging further clinical development of VCN-01 with immune checkpoint inhibitors or other immune modulating anticancer therapies; Theriva Biologics, S.L.’s development of a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system; and the initiation of the third cohort of the exploratory clinical trial with SYN-004 (ribaxamase) in allogeneic hematopoietic cell transplant (HCT) recipients, which remains subject to additional funding; the ability of SYN-004 (ribaxamase) to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE and reducing the incidence and severity of aGVHD.. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to finalize protocols for future clinical trials evaluating VCN-01 with immune checkpoint inhibitors or other immune modulating agents; result of future trials supporting further clinical development of CVN-01; the Company’s ability to obtain development funding and/or partnerships; the Company’s commencement of planned clinical trials, which remains subject to sufficient financing; the Company’s ability to raise capital and/or enter into one or more strategic alternatives, that may include a business combination, merger or reverse merger; the Company’s ability to reach clinical milestones when anticipated, including the ability to continue to enroll patients as planned; generating clinical data that establishes VCN-01 may improve patient outcomes in cancer patients; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, including approval of VCN-01 to treat cancer patients; regulatory limitations relating to the Company’s ability to promote or commercialize its product candidates for the specific indications; acceptance of the Company’s product candidates in the marketplace; the successful development, marketing or sale of the Company’s products; developments by competitors that render such products obsolete or non-competitive; the Company’s ability to maintain license agreements; the continued maintenance and growth of the Company’s patent estate; the ability to continue to remain well financed; and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations

Kevin Gardner
LifeSci Advisors, LLC
kgardner@lifesciadvisors.com